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                            SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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/ /  Definitive Proxy Statement (Revocation of Consent Statement)
     Definitive Additional Materials
/x/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WASHINGTON MUTUAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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/ /  Fee computed on table below per Exchange Act Rules 14s-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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[WASHINGTON MUTUAL LETTERHEAD]                                 News Release


Media Contact:       Gavin Anderson & Company            Washington Mutual
                     Michael Geczi/Hollis Rafkin-Sax     Bill Ehrlich
                     Home: 201-625-5459/914-834-9012     800-228-9268
                     Work: 212-373-0226/0231

Investor Contact:    Washington Mutual
                     JoAnn DeGrande
                     206-461-3186                                 March 23, 1997

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                        WASHINGTON MUTUAL ISSUES COMMENT
                            ON AHMANSON ANNOUNCEMENT



        SEATTLE -- Washington Mutual, Inc. (Nasdaq: WAMU) today issued the following statement in response to the announcement Friday by H.F. Ahmanson & Co. (NYSE: AHM) that it has filed a motion to amend its lawsuit against Great Western Financial Corporation (NYSE: GWF). In the motion, Ahmanson questions Washington Mutual's ability to account for its merger with Great Western as a pooling of interests.

        "Ahmanson's assertion is unfounded. The issue of accounting for the merger as a pooling of interests was thoroughly reviewed by both companies' accounting advisors, Deloitte & Touche and Price Waterhouse," Washington Mutual stated. "Both accounting firms advised and continue to advise that, in their view, the proposed Washington Mutual/Great Western transaction is appropriately accounted for as a pooling of interests.

        "Ahmanson's latest announcement is a clear signal of its desperation in reaction to the stock market's failure to respond favorably to its revised bid for Great Western and its revised revenue-enhancement and cost-savings projections. We believe that Ahmanson will not succeed with its continuous attempts to confuse investors and misrepresent our agreed transaction. Instead, investors will focus on the sound capital ratios, strong profitability and earnings growth, and execution experience that the Washington Mutual/Great Western combination will provide. We continue to believe that investors recognize the superiority of this friendly merger, and we remain confident that our merger will be completed on schedule."

                                     (more)

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                                      -2-



        With a history dating back to 1889, Washington Mutual is a diversified financial services company focusing on families and small- and medium-size businesses. At year-end, Washington Mutual and its subsidiaries had assets of $44.6 billion and operated more than 550 offices in Washington, California, Oregon, Idaho, Utah, Montana, Arizona, Colorado and Nevada. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

Great Western Financial Corporation ("Great Western") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and a wholly-owned subsidiary of Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). The participants in this solicitation may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christi, Stephen
E. Frank, John v. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis B. Wood, Jr.); the following executive officers of Great Western: J. Lance Erikson, Carl F. Geuther, Michael M. Pappas,
A. William Schenck III, Ray W. Sims, and Jaynie M. Studenmund; and the following other members of management of Great Western: Stephen F. Adams, Bruce
F. Antenberg, Barry R. Barkley, Ian D. Campbell, Charles Coleman, Allen D. Meadows, and John A. Trotter (collectively, the "Great Western Participants"). As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 605,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H.F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain persons related to them against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs' role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Joe Wender, John Mahoney, Andy Gordon, Todd Ownes and Andrea Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Herb Lurie, Louis S. Wolfe, Paul Wetzel, Frank
V. McMahon, John Esposito, Alex Sun, Christopher Del-Moral Niles and Kavita Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions


                                     (more)
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                                      -3-


may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts or other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of March 14, 1997, Goldman Sachs held positions in Great Western Securities and Washington Mutual Securities as principal as follows:
(i) net "long" 9,669 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,980 shares of Washington Mutual's convertible preferred stock. As of March 14, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 8,800 of Great Western's common shares; (ii) net "long" 1,775 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,527 of Washington Mutual's common shares.

Other participants in the solicitation include Washington Mutual and may include the directors of Washington Mutual (Douglas P. Beighle, David Bonderman, Herbert M. Bridge, J. Taylor Crandall, Roger H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael K. Murphy, Louis H. Pepper, William G. Reed, Jr., and James H. Stever); the following executive officers of Washington Mutual; Lee Lannoye, William A. Longbrake, Deanna W. Oppenheimer, Craig E. Tall and S. Liane Wilson; and the following other members of management of Washington Mutual: Karen Christensen, JoAnn DeGrande, William Ehrlich, James B. Fitzgerald, Marc Kittner and Douglas G. Wisdorf (collectively, the "Washington Mutual Participants"). As of the date of this communication, David Bonderman,
J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain persons related to it against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brother's role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: Steven B. Wolitzer, Philip R. Erlanger, Sanjlv Sobti, David J. Kim, Craig P. Sweeney and Daniel A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the account of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities, or option contracts or other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of March 14, 1997, Lehman Brothers held positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 124 of Washington Mutual's common shares; and (ii) net "short" 3,327 of Great Western's common shares.


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March 24, 1997
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                               WAMU MERGER FACTS
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Evaluating Execution Risk
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An examination of the benefits of the Washington Mutual/Great Western Financial merger compared with "execution risk" associated with the H.F. Ahmanson's hostile offer

                        Ahmanson's forecast cost savings
                                are questionable
                                      and
                         Washington Mutual will achieve
                             superior cost savings
                           on the technological front

A successful merger hinges on flawless execution. A comparison between WAMU's and AHM's state of technology is critical because it significantly affects each institution's ability to:

        -       achieve forecast cost savings
        -       achieve operating efficiencies
        -       retain existing/attract new customers
        -       generate revenues by increasing product
                offerings and effectively cross-selling

It is clear that Ahmanson's cost-save estimate of $454 million is totally unrealistic give its dated techological position

* of that total, AHM estimates that only $144 million, or 32%, would be driven by branch closings due to overlap

* the remaining $310 million, therefore, would come from non-branch functions given the disparity between the technological sophistication of the two companies, how can AHM credibly suggest that it can take more cost out of operations and technology than could WAMU?

* WAMU has a documented track record of integrating mergers, converting acquired companies to its state-of-the-art systems quickly and efficiently, reducing expenses while attracting new customers and growing revenues with new products and cross-selling

WAMU'S technological platform is cutting edge

* WAMU was the first bank in the nation to install the public release of Hogan 2.0, Hogan's latest software for deposit products (Hogan is the premier provider of deposit software). The new software can not only accommodate the addition of GWF quickly and efficiently, it will allow for further growth after that

* Having a state-of-the-art technological platform in place, the merger conversion will proceed in a stable environment retaining existing customers and attracting new ones

*       All of WAMU's major systems are Year-2000 compliant

* WAMU's "front-end-system," used by branch employees, was produced in partnership with technology giant IBM. It is highly intuitive, easy to use, and features point and click technology

* Training time for GWF employees will be greatly reduced, as GWF already operates on a Hogan-based system, enabling the new users to begin opening accounts -- and generating additional income -- almost immediately

* With the infrastructure in place, the technology costs would be spread over a larger base -- driving down costs and creating greater efficiencies

AHM has an antiquated deposit-system platform and is not year 2000-compliant

* AHM currently has an RFP out to upgrade this system. The process, from RFP to start-up, could take two to three years to complete and cost in excess of $50 million (an issue not addressed in its public presentations)

* The installation of a new system always creates great instability, risking significant customer and deposit losses and new business initiatives

* AHM will be paying for an expensive technology upgrade while learning how to use the new system

* AHM will be converting their system at the same time they are closing 200 branches, eliminating the GWF name and its goodwill and without the support of Great Western management or its employees
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